Exhibit 99.1

Forex International Trading Corp. Reports Monthly Metrics of Triple 8 Limited

LAS VEGAS, February 2, 2011 (BUSINESS WIRE) -- Forex International Trading Corp. (the "Company") (OTCBB:FXIT), a company principally engaged in offering via affiliates a web-based foreign currency trading platform to non US residents, professionals and retail clients, today highlighted the significant accomplishments achieved by Triple 8 Limited ("Triple"), which is approximately 45% owned by the Company, over its January 2011 performance which included:

January 2011

Retail customer trading volume (1) in January 2011 which was 33% higher than December 2010 and 155% higher than January 2010. On average, retail client trades per month in January 2011 was 19% higher than December 2010 and 89% higher than January 2010. Tradable accounts (2) as of January 31, 2011 were representing a decrease of 6% from December 31, 2010 and an increase of 113% from January 31, 2010.

This operating data is preliminary and subject to revision and should not be taken as an indication of the financial performance of Triple or the Company.

(1) Volume that Triple retail customers traded in period translated into US dollars.

(2) A Triple retail customer account with sufficient funds to place a trade.

About Forex International Trading Corp.

Headquartered in Las Vegas, NV, Forex International Trading Corp. operates an advanced online trading platform for Forex markets to non U.S. residents. The Company estimates non U.S. residents represent 75% of online currency trading. The Company currently accepts only non U.S. clients. The Company focuses on providing individual and institutional investors with a platform for buying and selling currencies, precious metals and commodity futures. This platform allows self-directed, broker-assisted, managed accounts and accumulation programs. Through the platform, customers have access to over 20 currencies and bullion deliveries. The Foreign Currency Market ("Forex" or "FX") is created by the global exchange of currencies. According to the Bank for International Settlements, the average daily turnover, or, volume in the Global FX market in April 2010 was $4 Trillion compared to only $1.2 Trillion in 2001 (Wall Street Journal, Sept. 1, 2010). Historically, access to the FX market was only available to governments, commercial banks, corporations, and other large financial institutions. The Company is now capitalizing on the growth of online currency trading through its state of the art web-based trading platform.